Exhibit 5.1

December 27, 2021

WeWork Inc.

575 Lexington Avenue

New York, NY 10022

Ladies and Gentlemen:

We have acted as counsel to WeWork Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of 66,913,012 shares of the Company’s class A common stock, par value $0.0001 per share (the “Common Stock”), consisting of (i) 39,657,781 shares of Common Stock (the “2021 Incentive Plan Shares”) issuable under the Company’s 2021 Equity Incentive Plan (the “2021 Incentive Plan”), (ii) 7,931,556 shares of Common Stock (the “ESPP Shares”) issuable under the Company’s 2021 Employee Stock Purchase Plan (the “ESPP”), (iii) 18,620,336 shares of Common Stock (the “2015 Incentive Plan Shares”) issuable under the Company’s 2015 Equity Incentive Plan (the “2015 Incentive Plan”) and (iv) 703,339 shares of Common Stock (the “2013 Incentive Plan Shares” and together with the 2021 Incentive Plan Shares, the ESPP Shares and the 2015 Incentive Plan Shares, the “Shares”) issuable under the Company’s 2013 Stock Incentive Plan (the “2013 Incentive Plan” and together with the 2021 Incentive Plan, the ESPP and the 2015 Incentive Plan, the “Plans”), pursuant to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on the date hereof (such registration statement is referred to herein as the “Registration Statement”).

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the relevant Plan, and any individual agreements relating to such Shares, the Shares will be validly issued, fully paid and nonassessable.

We are members of the bar of the District of Columbia. We do not express any opinion herein on any laws other than the General Corporation Law of the State of Delaware and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Covington & Burling LLP